Exhibit 3.33

Company Number 1144214

The Companies Act 19850

Company Limited by Shares

New Articles of Associate of

Thermadyne Industries Limited

(Adopted by special resolution passed on 10 June 1992 and amended by written resolutions passed 31 January 1994 and 1 February 1994.)

Preliminary

1.             The Regulations contained in Table A in the Companies (Tables A to F) Regulations 1985 (such Table being hereinafter referred to as “Table A”) shall apply to the company save in so far as they are excluded or varied hereby.  Clauses 64, 73, 74, 75, 76, 77, 80, 95, 96, 97 and 98 of Table A shall not apply to the company, but (in addition to the remaining Clauses of Table A) the following shall be the articles of association of the company.

2.             The company is a private company and accordingly no offer shall be made to the public (whether for cash or otherwise) of any shares in or debentures of the company and no allotment or agreement to allot (whether for cash or otherwise) shall be made of any shares in or debentures of the company with a view to all or any of these shares or debentures being offered for sale to the public.

Shares

3.             The share capital of the company at the date of the adoption of these articles as the articles of association of the company is £3,000,000 divided into 1,500,000 preference shares of £1 each (the “A” shares of £1 each (the “B” shares).

The rights attaching to the said respective classes of shares shall be as follows:

(A)          As regards income:-

(1)           The profits which the company may determine to distribute in respect of any financial year shall be applied in the first place in paying to the holders of the “A” shares a fixed non-cumulative preferential dividend of five pro centum on the capital paid up thereon (hereinafter in these articles referred to as the “preference dividend”) to be accompanied by a certificate for the related tax credit.

(2)           Subject to the payment of the aforesaid preference dividend, the balance of the profits which the Company may determine to distribute by way of dividend in respect of any financial year shall be distributed in such manner as the directors in their absolute discretion shall think fit.

(B)           As regards capital:-

On a return of assets on liquidation, reduction of capital or otherwise, the surplus assets of the company remaining after payment of its liabilities shall be applied:-

(1)           First, in paying to the holders of the “A” shares an amount per share equal to the amount paid up on each such share together with a sum equal to any arrears, deficiency or accruals of the preference dividend to be calculated down to the date or return of capital and to be payable irrespective of whether such dividend has been declared to not; and

(2)           Subject thereto, the balance of such assets shall belong to and be distributed amongst the holders of the “B” shares in proportion to the amounts paid up or credited as paid up on the “B” shares held by them.

(C)           As regards redemption:-

The “A” shares shall be issued as redeemable participating preferred shares and, subject to the provisions of section 159 of the Companies Act, 1985, redemption of such redeemable participating preferred shares shall be effected in the manner and on the terms following:-

(1)           At any time after the expiration of five years from the date of the allotment of any such share (provided that the same is fully paid) the company may give notice to the registered holder thereof of its intention to redeem the same at par.  Such notice shall be in writing and shall fix the time (not being less than three months from the date of such notice) and place for such redemption.  At the time and place so fixed the registered holder of such shares shall be bound to deliver up to the company the certificate thereof for cancellation, and thereupon the company shall pay to him the redemption monies payable in respect of such share.

(2)           All “A” share redeemed in accordance with the foregoing provisions shall rank for dividend down to the date for redemption fixed under sub-clause (1) hereof unless upon delivery up of the certificate in respect thereof payment is not made in which case they shall rank for dividend down to the date when the redemption money in respect of the dividend shall be paid.

(3)           The company shall redeem the whole of the “A” shares then outstanding on 31 December 2012, or as soon thereafter as the company shall be able to comply with the statutory provisions for the time being affecting such redemption.  Not less than three months previous notice in writing shall be given to the holders of such shares specifying the date on which the shares shall be redeemed.

(D)          As regards votes:-

(1)           The “A” shares are non-voting shares and shall not confer upon the holders thereof or any other person any right to vote at any general meeting of the company or otherwise.

(2)           The “B” shares shall entitle the holders thereof to voting rights exercisable in accordance with the provisions of these articles.

4.             The shares shall be under control of the directors and the directors may allot, grant options over, or otherwise deal with or dispose of any relevant securities (as defined by section 80(j) of the Companies Act, 1985) of the company to such persons and generally on such terms and in such manner as they think fit.

5.             (A)          The General authority by article 4 hereof shall extend to all relevant securities of the company from time to time unissued during the currency of such authority.  The said general authority shall expire on the fifth anniversary of the adoption of these articles, unless varied or revoked or renewed by the company in general meeting.

(B)           The directors shall be entitled under the general authority conferred by article 4 hereof to make at any time before the expiry of such authority any offer or agreement which will or may require securities to be allotted after the expiry of such authority.

6.             Section 89(j) of the Companies Act, 1985 shall not apply to any allotment of shares in the company.

7.             Subject to the provisions of Part V (Chapter VII) of the Companies Act, 1985 the company may:-

(A)          Issue any shares which are to be redeemed or are liable to be redeemed at the option of the company or the holder thereof;

(B)           Purchase its own shares (including any redeemable shares);

(C)           Make a payment in respect of the redemption of purchase under section 180 or (as the case may be) section 182 of the Companies Act 1985; and the relevant power given by (A) or (B) above, of any of its shares otherwise than out of distributable profits of the company or the proceeds of a fresh issue of shares to the extent permitted by section 171 of the Companies Act, 1985.

8.             The lien conferred by clause 8 in part 1 of the Table A shall attach to fully paid up shares, and to all shares registered in the name of any person indebted or under liability to the company, whether he shall be the sole registered holder thereof or shall be one of two or more joint holders.

General Meeting

9.             Clause 41 of Table A shall be read and construed as if the last sentence ended with the words “and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.”

Directors

10.           Unless and until the company in general meeting shall otherwise determine there shall be no limitation as to the number of directors.  The quorum necessary for the transaction of business by the directors may be fixed by the Directors, and unless so fixed shall be two; and a person who holds office only as an alternate director shall if his appointor is not present, be counted in the quorum.  If and so long as there is a sole director he may exercise all the powers and authorities vested in the directors by these articles.

11.           A director may vote as a director in regard to any contract or arrangement in which he is interested or upon any matter arising thereout, and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum when any such contract or arrangement is under consideration; and clause 94 of Table A shall be modified accordingly.

Appointment and Disqualification of Directors

12.           (A)          Without prejudice to the powers of the company under section 303 of the Companies Act 1985 to remove a director by ordinary resolution, the holder or holders for the time being of more than one half of the issued ordinary shares of the company shall have the power from time to time and at any time to appoint any person or persons as a director or directors either as additional directors or to fill any vacancy and to remove from office any director howsoever appointed.  Any such appointment or removal shall be effected by an instrument in writing, signed by the member or members making the same or in the case of a member being a company signed by one of its directors on its behalf and shall take effect upon lodgment at the registered office of the company.

(B)           The office of director shall be vacated:-

(1)           If by notice in writing to the company he resigns the office of director; or

(2)           If he shall for more than six consecutive months have been absent without permission of the directors from meeting of the directors held during that period and the directors resolve that his office be vacated; or

(3)           If he becomes bankrupt or enters into any arrangement or composition with his creditors generally; or

(4)           If he is prohibited from being a director by an order made under any of the provisions of the Act; or

(5)           If he is, or may be, suffering from mental disorder and either:-

(i)            he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1980, or

(ii)           an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

(6)           If he is removed from office under section 303 of the Companies Act 1985; or

(7)           If he is removed from office under clause 12(A) of these articles.

Rotation of Directors

13.           The directors shall not be liable to retire by rotation and regulations 78, 79 and 84 of Table A shall be modified accordingly.